FOR IMMEDIATE RELEASE

Cinedigm Signs on Initial Financing for
Phase 2 Digital Cinema Conversions

Phase 2 Entity Signs on an 8-Year, $8.9 Million
Credit Facility

MORRISTOWN, N.J., December 3, 2008 — Cinedigm Digital Cinema Corp. (“Cinedigm”) (NASDAQ: CIDM) today announced its Phase 2 Entity signed today on an $8.9 million credit facility.  The facility will fund the launch of Cinedigm’s first 137 Phase 2 conversions of Premiere Cinemas’ theatres to the Company’s digital cinema platform, in what is expected to ultimately be a 10,000-screen digital cinema deployment plan.  The first 35 systems are expected to be operational in December, bringing the total for Phase 2 to 55 by year end. To date, Cinedigm has signed almost 500 screens to its Phase 2 plan and anticipates thousands more in the months ahead.

Cinedigm’s Digital Cinema division has already installed more than 3,700 digital cinema systems in theaters across the United States during its two-year Phase 1 rollout, making it by far the market leader in making digital cinema a reality for millions of moviegoers.  Cinedigm created the industry-standard, studio-backed deployment program that provides the funding, installation, support, and administration for fully Digital Cinema.  The Company’s Phase 2 plan will provide networked, turnkey, Digital Cinema systems in conformance with DCI specifications, including Cinedigm’s unique Library Management Server® and Theatre Command Center® software.  The system will also include digital projectors and JPEG 2000 media servers from a variety of vendors whose equipment is designed to meet the DCI specifications as well as a demanding set of performance and reliability requirements Cinedigm developed through its success with the Phase 1 plan.

“We are extremely pleased but not surprised to have closed on this initial financing,” said Bud Mayo, Chairman and Chief Executive Officer of Cinedigm.  “While the credit markets overall remain largely closed, Cinedigm is a proven business with a strong track record thanks to its Phase 1 plan and was able to secure credit to initiate our next-stage plans.  As industry leader and the only company actually to have converted thousands of screens so far, we are committed to delivering on our promise to begin Phase 2 installations for Premiere Cinemas in this quarter in a significant way.  Our goal is to continue to sign thousands of additional screens in the months ahead in anticipation of additional financing from a variety of sources.”

About Cinedigm (Formerly AccessIT)
Cinedigm Digital Cinema Corp. is the global leader in fulfilling the promise of digital cinema.  Its ground-breaking technology platform helps exhibitors, distributors, studios and content providers transform the consumer movie experience – by expanding theatrical features to include not only movies but also live 2-D and 3-D performances such as sporting events, concerts and gaming.  The Company also enables theatres to create exhibitions and advertising opportunities targeted to specific audience groups and locations thereby offering

(973) 290-0080	55 Madison Avenue, Morristown, NJ 07960

new revenue opportunities for these venues.  Cinedigm’s leading digital cinema platform and one-of-a-kind satellite delivery operations support more than 3,700 theatres across the United States with over nine million digital showings of Hollywood features to date.  Access Integrated Technologies, Inc. (AccessIT) (NASDAQ: AIXD) is now doing business as Cinedigm Digital Cinema Corp. and trading under the ticker NASDAQ: CIDM. www.Cinedigm.com [CIDM-G]

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Contact:

Suzanne Moore
Cinedigm Digital Cinema Corp.
973-290-0056
smoore@cinedigm.com

John Franklin
Abernathy MacGregor Group
212-371-5999
jef@abmac.com